Exhibit 3.1.28

ARTICLES OF INCORPORATION

OF

NEWSPRINT VENTURES, INC.

1.        The name of this corporation is Newsprint Ventures, Inc.

2.        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

3.        The name and address in this state of the corporation’s initial agent for service of process is James P. Smith, 2100 Q Street, Sacramento, California 95816.

4.        This corporation is authorized to issue only one class of shares, which shall be designated “common” shares. The total number of such shares which may be issued is One Thousand (1,000) shares.

Dated: November 28, 1984.

McCLATCHY NEWSPAPERS

By	/s/ James P. Smith
James P. Smith
Secretary

I hereby delcare that I am the person who executed the foregoing Articles of Incorporation on behalf of McCLATCHY NEWSPAPERS, a California corporation, and that this instrument is the act and deed of said corporation.

/s/ James P. Smith
James P. Smith

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF SACRAMENTO	)

On November 28, 1984, before me, the undersigned, a Notary Public in and for said County and State, personally appeared JAMES P. SMITH, known to me to be the Secretary of the corporation that executed the within instrument, known to me to be the person who executed the within instrument on behalf of the corporation therein named, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Wilma C. Flach Wilma C. Flach
Notary Public
for said County and State